EXHIBIT 99.1

Contact:	Jim McCarty
Vice President and Chief Financial Officer
540-955-2510
jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES RECORD

NET INCOME AND QUARTERLY DIVIDEND

BERRYVILLE, Va., January 19 — EAGLE FINANCIAL SERVICES, INC. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, Bank of Clarke County Trust Department and Eagle Investment Services, announces financial results for 2004 and a quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

The Company’s net income for the year ended December 31, 2004 was $4.6 million. This represents a $0.6 million or 14% increase over net income of $4.0 million during 2003. Diluted earnings per share were $3.06 and $2.71 for 2004 and 2003, respectively, which represents an increase of $0.35 or 13%.

Total assets of the Company as of December 31, 2004 were $413.6 million, which represents an increase of $61.6 million or 17% from total assets of $352.0 million as of December 31, 2003. Total loans grew $34.6 million or 13% from $276.5 million at December 31, 2003 to $311.1 million at December 31, 2004. Total deposits grew $62.8 million or 23% from $275.5 million at December 31, 2003 to $338.3 million at December 31, 2004.

A dividend of $0.22 per share will be paid on February 15, 2005 to shareholders on record as of February 1, 2005. This represents an increase of $0.02 or 10% over the February 16, 2004 dividend of $0.20 per share. The Company’s total dividend was $0.84 per share for 2004 as compared to $0.75 per share for 2003.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the cautionary language in the Company’s most recent Form 10-K and other documents filed with the Securities and Exchange Commission.